UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 23, 2016
QuickLogic Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-22671	77-0188504
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1277 Orleans Drive, Sunnyvale, CA		94089-1138
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (408) 990-4000
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 23, 2016, QuickLogic Corporation (the “Company”) announced that its president and CEO, Mr. Andrew J. Pease will retire from QuickLogic effective June 24, 2016 due to health related reasons. Mr. Pease will continue as a member of QuickLogic’s Board of Directors, and will enter into a one year consulting agreement.

Mr. Brian C. Faith, currently Vice President of Worldwide Marketing will assume the role of president and CEO, effective June 24, 2016. Mr. Faith will also join the Company’s Board of Directors as of such date.

Proposed compensation arrangements for Messrs. Pease and Faith are being reviewed by the Compensation Committee of the Board of Directors.

There are no arrangements or understandings between Mr. Faith and any other persons pursuant to which Mr. Faith was selected as an executive officer of the Company. There are no family relationships between Mr. Faith and any director, executive officer or any person nominated or chosen by the Company to become a director or executive officer.

Item 7.01 Regulation FD Disclosure

On June 23, 2016, in connection with the aforementioned changes to the Company's Senior Management discussed under Item 5.02, the Company issued a press release, a copy of which is attached hereto and furnished herewith as Exhibit 99.1.

Section 9 – Financial Statements and Exhibits
Item 9.01(d) Exhibits.
The following exhibit is furnished as a part of this report:

99.1	Press release of QuickLogic Corporation announcing the retirement of CEO and appointment of his successor issued on June 23, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2016	QuickLogic Corporation

/s/ Suping (Sue) Cheung

Suping (Sue) Cheung Principal Accounting Officer and Corporate Controller

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of QuickLogic Corporation announcing the retirement of CEO and appointment of his successor issued on June 23, 2016.